Exhibit 10.27

AMENDMENT NO. 2 TO

LICENSE AND DEVELOPMENT AGREEMENT

THIS AMENDMENT NO. 2 TO LICENSE AND DEVELOPMENT AGREEMENT (this “Amendment”), dated as of May 15, 2006, is entered into by and between NovaDel Pharma, Inc., a Delaware corporation (“NovaDel”), and Hana Biosciences, Inc., a Delaware corporation (the “Licensee”). NovaDel and Licensee each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, the Parties entered into that certain License and Development Agreement dated October 26, 2004, as amended on August 8, 2005 (the “Agreement”), pursuant to which Licensee licensed from NovaDel certain exclusive rights to develop and commercialize a pharmaceutical product containing ondansetron as an active ingredient that will be administered to humans using the Technology on the terms and conditions set forth in the Agreement;

WHEREAS, the Agreement provided that NovaDel would retain rights to certain “Information and Inventions” (as such terms are defined in the Agreement) conceived or developed following the date of the Agreement;

WHEREAS, the terms Information and Invention were not limited in scope to merely information and inventions relating to the Licensed Process, Licensed Product(s) or Licensed Technology, but to any information or inventions subsequently discovered by the parties, even if outside the scope of the Agreement; and

WHEREAS, the parties desire to amend the Agreement to clarify the parties’ intentions with regard to the meanings of the terms Information and Inventions.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.  Definition of Information and Inventions. Section 1.5 of the Agreement shall be amended and restated in its entirety to provide as follows:

“1.25 “Information and Inventions” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures and test procedures and techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable), in each case, to the extent related to Licensed Process, Licensed Product(s) or Licensed Technology.”

2.  Ownership of Information and Inventions. Section 6.1 of the Agreement shall be amended and restated in its entirety to provide as follows:

“6.1 Ownership of Information and Inventions. Subject to Section 6.2 and the license grants under Article 2, as between the Parties, NovaDel shall own and retain all right, title and interest in and to any and all: (a) Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of either Party (or its Affiliates or its Sublicensees), whether or not patented or patentable, and any and all Patent and other intellectual property rights with respect thereto; and (b) other Information and Inventions, and Patent and other intellectual property rights with respect thereto, that are Controlled (other than pursuant to the license grants set forth in Article 2) by either Party, its Affiliates or Sublicensees. Subject to the license grants to Licensee under Article 2, as between the Parties, NovaDel shall own and retain all right, title and interest in and to all Licensed Technology.”

3.  Confirmation of Agreement. Except as otherwise amended or modified hereby, all terms of the Agreement shall remain in full force and effect.

4.  Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

5.  Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the duly authorized officers of the Parties have executed this Agreement as of the dates set forth below their respective signatures.

NOVADEL PHARMA INC.	HANA BIOSCIENCES, INC.

By: /s/ Barry Cohen	By: /s/ Fred Vitale

Name: Barry Cohen	Name: Fred Vitale

Title: Vice President, Business Development	Title: VP & CBO

Date: 5-15-06	Date: 5-15-06